UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

313 Iron Horse Way, Providence, RI 02908
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (401) 528-8634

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

The following information is being furnished under Item 2.02-Results of Operations and Financial Condition. This information, including the exhibit attached hereto, shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information under this Item 2.02 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, regardless of any general incorporation language in such filing.

On September 15, 2015, United Natural Foods, Inc., a Delaware corporation (the "Company"), issued a press release to report its financial results for the fourth quarter and fiscal year ended August 1, 2015. The press release is furnished as Exhibit 99.1 hereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Executive Team Transition

On September 15, 2015, the Company announced an executive team transition plan. Michael P. Zechmeister has been appointed Senior Vice President, effective as of September 15, 2015, and he will succeed Mark Shamber as Senior Vice President, Chief Financial Officer and Treasurer, effective mid-October, 2015. It is expected that Mr. Shamber will assist with the executive team transition and continue to assist the Company with business strategy and development through December 31, 2015.

Prior to joining the Company, Mr. Zechmeister served as Vice President, Finance Yoplait USA of General Mills, Inc. (“General Mills”) since 2012.  Mr. Zechmeister previously had served as General Mills’ Vice President and Treasurer from 2010 to 2012, as Vice President, Finance for General Mills’ US Retail Sales from 2007 to 2010 and Vice President, Finance for General Mills’ Pillsbury Division from 2005 to 2007.

In connection with the appointment of Mr. Zechmeister as the Company’s Senior Vice President initially and Chief Financial Officer and Treasurer, effective in mid-October, 2015, the Company provided Mr. Zechmeister with an offer letter and term sheet that sets forth certain terms of Mr. Zechmeister’s employment with the Company.

Mr. Zechmeister’s offer letter and term sheet provides that, effective when Mr. Shamber’s term as Chief Financial Officer and Treasurer ends, Mr. Zechmeister will be employed as the Company’s Chief Financial Officer and Senior Vice President on an “at will” basis.  The offer letter and term sheet also provides Mr. Zechmeister with the following benefits in consideration of his service as the Company’s Chief Financial Officer and Senior Vice President:

•	an annual base salary of $450,000, which will be prorated for any portion of a fiscal year during which Mr. Zechmeister is employed as the Company’s Chief Financial Officer and Senior Vice President;

•
an annual cash bonus with a value of 75% of his base salary at target levels of performance, which may be reduced or increased to between 0% and 150% of his base salary, based on the Company’s and Mr. Zechmeister’s performance, which will be pro-rated for the period of time during which Mr. Zechmeister is employed by the Company during fiscal year 2016;

•
an initial equity grant with a value of $2,020,000 payable 25% in options to purchase shares of the Company’s common stock and 75% in time-based vesting restricted stock units, which awards will vest in four equal annual installments beginning on the first anniversary of the grant date of the award; provided however, that the unvested portion of the awards will vest immediately upon involuntary termination of Mr. Zechmeister's employment with the Company without cause;

•	up to $100,000 for reimbursement for relocation and temporary living expenses; and

•	participation in the Company’s welfare and benefit plans in accordance with the terms of such plans.

Pursuant to the terms of the offer letter and term sheet, Mr. Zechmeister will be eligible to participate in the Company’s long-term equity-based incentive plan beginning in the first quarter of fiscal 2017.

Severance Agreement

In connection with his appointment as Chief Financial Officer, the Company expects that it will enter into a severance agreement with Mr. Zechmeister which would provide him with certain benefits in the event his employment terminates for certain reasons.

If (a) Mr. Zechmeister’s employment with the Company is terminated for reasons other than Cause, death or Disability or (b) Mr. Zechmeister resigns for Good Reason (each such capitalized term, as to be defined in the severance agreement), the Company expects that the severance agreement will require the Company to pay to Mr. Zechmeister any unpaid base salary and accrued and unpaid vacation as of the date of termination or resignation and to continue to provide Mr. Zechmeister with his base salary and medical benefits in effect as of the date of termination or resignation for one year following the effective date of the termination or resignation, subject to applicable withholdings and deductions. The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (collectively, “Section 409A”).

If Mr. Zechmeister’s employment with the Company is terminated for Cause, death or Disability, or he resigns for other than Good Reason, the Company expects that the severance agreement will require the Company to pay to Mr. Zechmeister any unpaid base salary and accrued and unpaid vacation as of the date of termination or resignation; provided, that with respect to a termination for Cause, the Company expects that it will be entitled to withhold any compensation due to Mr. Zechmeister as a partial offset against any damages suffered by the Company as a result of his actions.

Change in Control Agreement

In connection with his appointment as Chief Financial Officer, the Company expects that it will enter into a change in control agreement with Mr. Zechmeister which would provide him with certain benefits in the event his employment with the Company terminates for certain reasons following a Change in Control of the Company (as that term is to be defined in the change in control agreement).

If (a) Mr. Zechmeister’s employment with the Company is terminated for reasons other than Cause, death or Disability (each such capitalized term, as to be defined in the change in control agreement) or (b) Mr. Zechmeister resigns for Good Reason, in either case, on or within one year after the date of a Change in Control, subject to any limitations imposed by applicable law and the change in control agreement, the Company expects that Mr. Zechmeister will be entitled to receive:

•	any unpaid base salary and accrued and unpaid bonuses and vacation;

•
a lump sum payment equal to (i) 2.99 times Mr. Zechmeister’s then applicable base salary plus (ii) the average annual bonus paid to Mr. Zechmeister for the three fiscal years prior to the date of his termination or resignation (or the average of the bonuses he has received if he will have been employed by the Company for less than three years as of such date, or, if he has not received an annual bonus as of such date, his target bonus for the year in which such termination or resignation occurred); and

•	a pro rata portion of the annual bonus Mr. Zechmeister would have been entitled to receive for the fiscal year in which such termination or resignation occurred.

In addition, it is expected that all of Mr. Zechmeister’s then outstanding equity awards will vest and, if applicable, become exercisable upon the termination of his employment within one year following a Change in Control.  The Company also expects that under the change in control agreement it will be required to continue to provide Mr. Zechmeister with his medical benefits in effect as of the date of such termination or resignation for a period of three years following the termination or resignation.  The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A.

Employee Covenants

Mr. Zechmeister is expected to be required under the severance agreement and change in control agreement to comply with certain confidentiality and noncompetition restrictions and assignment of inventions agreements.  The noncompetition restrictions are expected to extend for one year following Mr. Zechmeister’s termination or resignation and are expected to prohibit Mr. Zechmeister from engaging in business activities with certain of the Company’s competitors.

In connection with his appointment as Chief Financial Officer, the Company expects that it will enter into an Indemnification Agreement with Mr. Zechmeister in substantially the form of the Form Indemnification Agreement for Directors and Officers filed by the Company as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on October 1, 2013 (the “Form 10-K”).

There are no transactions involving the Company and Mr. Zechmeister that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

(d) Addition to the Board of Directors

On September 10, 2015, upon the recommendation of the Nominating and Governance Committee, the Board of Directors (the “Board”) of the Company approved an increase to the size of the Board to nine directors and elected Eric F. Artz to the Board, in each case effective as of October 1, 2015. Mr. Artz’s term will expire at the Company's annual meeting of stockholders expected to be held on December 16, 2015. Mr. Artz has been appointed to the Compensation and Audit Committees of the Board, effective October 1, 2015. There are no arrangements or understandings between Mr. Artz and any other persons pursuant to which he was selected as a director. Additionally, there are no transactions involving the Company and Mr. Artz that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Artz, age 47, has served as Executive Vice President, Chief Financial Officer and Treasurer of Recreational Equipment, Inc. (“REI”) since May 2012 and as Chief Operating Officer since August 2014. Prior to that role, Mr. Artz served as Chief Financial Officer for Urban Outfitters, Inc. from February 2010 to April 2012. From August 1992 until January 2010, Mr. Artz served in various positions of increasing responsibility at VF Corporation.

In connection with his appointment, Mr. Artz will receive equity-based awards consisting of restricted share units having a value of $202,500, one-half of which will vest on the grant date and one-half of which will vest on the date that is six months after the grant date. In addition, Mr. Artz will receive $7,500 in cash compensation for each Board or committee meeting he attends in accordance with the Company’s existing compensation arrangements for non-employee directors, which are described under the caption “Compensation of our Non-Employee Directors” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 7, 2014. Mr. Artz will also be eligible to participate in the Company’s deferred compensation plan, pursuant to which he will be permitted to defer up to 100% of his director fees and restricted stock units. The Company has also entered into an Indemnification Agreement with Mr. Artz in substantially the form of the Form Indemnification Agreement for Directors and Officers filed by the Company as an exhibit to the Form 10-K.

Beginning in 2016, the Company's non-employee directors will be paid $25,000 cash retainers in addition to the annual retainer they are paid under the Company’s existing compensation arrangements. These retainers, which will be paid in quarterly pro rata increments, will replace the Company’s existing meeting fees and a non-employee director will no longer receive cash compensation for each meeting he or she attends. Mr. Artz will receive the annual and quarterly retainers beginning in 2016.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release of United Natural Foods, Inc. dated September 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Mark E. Shamber
Name:	Mark E. Shamber
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date:    September 15, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of United Natural Foods, Inc. dated September 15, 2015